EXHIBIT 10.16

DESCRIPTION OF COMPENSATORY ARRANGEMENTS

BETWEEN REGISTRANT AND NON-EMPLOYEE DIRECTORS

Members of the Board of Directors who are not employees of Concur receive compensation for their services as directors as provided below.

Each outside director who joined the Board prior to June 2003 was granted an option to purchase 50,000 shares of Concur common stock under the 1998 Directors Stock Option Plan on the date he first became a member of the Board of Directors and, if he served as a director continuously since the date of his original option grant, he was granted an option to purchase 20,000 shares under the 1998 Directors Stock Option Plan on the date of each annual meeting of stockholders.

Each outside director who joined the Board after June 2003 and prior to March 2007 had the right to select one of two compensation alternatives. Under the first alternative, the outside director received a cash stipend of approximately $35,000 per year, was granted an option to purchase 40,000 shares of Concur common stock under the 1998 Directors Stock Option Plan on the date he first became a member of the Board of Directors, and, if he served as a director continuously since the date of his original option grant, he was granted an option to purchase 10,000 shares under the 1998 Directors Stock Option Plan on the date of each annual meeting of stockholders. Under the second alternative, the outside director was granted an option to purchase 60,000 shares of Concur common stock under the 1998 Directors Stock Option Plan on the date he first became a member of the Board of Directors and, if he served as a director continuously since the date of his original option grant, he was granted an option to purchase 20,000 shares under the 1998 Directors Stock Option Plan on the date of each annual meeting of stockholders.

Beginning March 2007, each outside director has the right to select one of two compensation alternatives (which, for the then-existing outside directors, is in replacement of the compensatory arrangements described above). Under the first alternative, the outside director receives a cash stipend of approximately $35,000 per year and, if he has served as a director continuously since the date of his original appointment to the Board of Directors, he is granted 3,250 restricted stock units under the 2007 Equity Incentive Plan on March 15 of each year for so long as he has served as a director continuously since the date of his original appointment to the Board of Directors. Under the second alternative, the outside director is granted 6,500 restricted stock units under the 2007 Equity Incentive Plan on March 15 of each year for so long as he has served as a director continuously since the date of his original appointment to the Board of Directors.

All directors are reimbursed for their reasonable travel expenses in attending Board and committee meetings.